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AMENDED AND RESTATED	AVENANT AU CONTRAT DE TRAVAIL
UNLIMITED TERM	A DUREE INDETERMINEE
EMPLOYMENT CONTRACT

BETWEEN THE UNDERSIGNED :	ENTRE LES SOUSSIGNÉS :

Cornerstone OnDemand Global Operations, Inc.	Cornerstone OnDemand Global Operations, Inc.
1601 Cloverfield Blvd.	1601 Cloverfield Blvd.
Suite 600 South	Suite 600 South
Santa Monica, CA 90404	Santa Monica, CA 90404
Represented by Mr. Adam Miller, CEO	Représentée par Monsieur Adam Miller, agissant en qualité de Président

Hereafter referred to as "CSOD Global Operations”	Ci-après « CSOD Global Operations»
ON THE ONE HAND	DE PREMIERE PART
And:	Et:

Cornerstone OnDemand, Inc.,	Cornerstone OnDemand, Inc.,
c/o Adam Miller	c/o Adam Miller
1601 Cloverfield Blvd., Suite 620	1601 Cloverfield Blvd., Suite 620
Santa Monica, CA 90404 USA	Santa Monica, CA 90404 USA

Represented by Mr. Adam Miller, acting as CEO duly empowered,	Représentée par Monsieur Adam Miller, agissant en qualité de Président dûment habilité aux fins des présentes,

Hereafter referred to as “Cornerstone”	Ci-après « Cornerstone »
ON THE SECOND HAND	DE SECONDE PART

And:	Et :

Mr. Vincent Belliveau	Monsieur Vincent Belliveau

Hereafter referred to as “Mr. Belliveau”	Ci-après «Monsieur Belliveau »
ON THE THIRD HAND	DE TROISIEME PART

IT HAS BEEN AGREED AS FOLLOWS:	IL A ETE CONVENU CE QUI SUIT :

Mr. Belliveau was originally hired by Cornerstone as General Manager of Europe, as from June 1st, 2007. and Mr. Belliveau is currently serving as Cornerstone’s General Manager of Europe, Middle East and Africa (EMEA).

Monsieur Belliveau a été initialement engagé par Cornerstone, en qualité de Directeur Général Europe, à compter du 1er juin 2007. Il est actuellement Directeur Général Europe Middle East and Africa (EMEA) de Cornerstone.

The parties have agreed on transferring Mr. Belliveau’s employment contract concluded with Cornerstone to CSOD Global Operations.	Les parties ont convenu de transférer le contrat de travail de Monsieur Belliveau conclu avec Cornerstone à CSOD Global Operations.

This agreement has then for purpose to act the termination of the employment contract entered into between Mr. Belliveau and Cornerstone and to set his conditions of work within CSOD Global Operations.

La présente convention a en conséquence pour objet de prendre acte de la cessation du contrat de travail de Monsieur Belliveau avec Cornerstone et de fixer ses conditions d'emploi au sein de CSOD Global Operations.

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ARTICLE 1 : TERMINATION OF THE EMPLOYMENT CONTRACT WITH CORNERSTONE	ARTICLE 1 : CESSATION DU CONTRAT DE TRAVAIL AVEC CORNERSTONE

Cornerstone and Mr. Belliveau agree to breach by mutual agreement the employment contract concluded entered into between them with effect as February 9, 2011, without any indemnity or notice period.	Cornerstone et Monsieur Belliveau conviennent de rompre d'un commun accord le contrat de travail qui les lie, à effet du 9 février 2011 sans indemnité ni préavis.

Such termination is deemed to be amicable and should not be considered as a dismissal or a resignation. Therefore, no termination indemnities will have to be paid to Mr. Belliveau. In particular, Cornerstone and Mr. Belliveau mutually renounce to the performance and payment of Mr. Belliveau’s notice period, and Cornerstone is released from the payment of any sum in this respect.

Cette rupture intervient d’un commun accord entre Cornerstone et Monsieur Belliveau et ne constitue donc ni une démission, ni un licenciement. En conséquence, la rupture du contrat de travail liant Cornerstone à Monsieur Belliveau est exclusive du versement de toute indemnité de rupture. Notamment, Cornerstone et Monsieur Belliveau ne sont tenus à l'exécution d'aucun préavis et/ou au paiement d'aucune indemnité compensatrice à ce titre et Cornerstone n’est redevable d’aucune indemnité de quelque nature quelle soit.

For the sake of clarity, because Mr. Belliveau's employment with Cornerstone will be terminated at the same time as it is transferred to CSOD Global Operations, the termination of Mr. Belliveau's employment with Cornerstone will not be deemed to constitute a break in Mr. Belliveau's service to Cornerstone or its subsidiaries.

A toutes fins utiles, et dans la mesure où le contrat de travail de Monsieur Belliveau conclu avec Cornerstone prend fin à la date de son transfert à CSOD Global Operations, il est précisé que cette rupture n’aura aucune incidence quant au maintien de sa qualité de salarié du groupe Cornerstone ou de l’une de ses filiales, cette rupture ne pouvant en aucun cas être considérée comme une rupture de sa période d’emploi au sein du groupe Cornerstone ou de l’une de ses filiales.

ARTICLE 2 : FINAL PAY	ARTICLE 2 : SOLDE DE TOUT COMPTE

A terminated employee’s final pay is given today to Mr. Belliveau by Cornerstone with respect to the remaining sums due to Mr Belliveau at the date of the transfer, in remuneration of the performance of his employment contract with Cornerstone, i.e.:

Il est remis ce jour à Monsieur Belliveau un solde de tout compte concernant les sommes lui restant dues par Cornerstone à la date du transfert, au titre de l’exécution du contrat avec Cornerstone, à savoir :

- €5,250.00 gross as to his salary through February 9, 2011;	- 5.250,00 € bruts à titre de salaire jusqu’au 9 février 2011;
- €33,968.00 gross as to his bonus and commissions through February 9, 2011. -	- 33.968.00 € bruts à titre de bonus et de commissions jusqu’au 9 février 2011.

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ARTICLE 3 : HIRING BY CSOD GLOBAL OPERATIONS	ARTICLE 3 : ENGAGEMENT PAR CSOD GLOBAL OPERATIONS

As from February 9, 2011, Mr. Belliveau will perform his duties as General Manager for Europe, Middle East and Africa (EMEA), executive position, level 3.3., coefficient 270, pursuant to the provisions of the National Collective Bargaining Agreement for technical engineering and design departments, offices of consulting engineers, and advisory companies (SYNTEC) of 15TH December, 1987 extended by decree of 13th April, 1988 (Official Journal of 27th April, 1988 – Booklet OJ n°3018) of which he is advised.

A compter du 9 février 2011, Monsieur Belliveau exercera les fonctions de Directeur Général, Europe Middle East and Africa (EMEA), statut Cadre, position 3.3., Coefficient 270, conformément aux dispositions de la Convention Collective bureaux d'études techniques, cabinets d'ingénieurs conseils, sociétés de conseils en date du 15 décembre 1987 étendue par arrêté du 13 avril 1988 (journal officiel du 27 avril 1988 - Brochure JO n° 3018) et dont il reconnaît avoir régulièrement pris connaissance.

Mr Belliveau’s hiring by CSOD Global Operations is not subject to any preliminary trial period.	L'engagement définitif de Monsieur Belliveau par CSOD Global Operations n'est pas subordonné à une période d'essai préalable.

As from February 9, 2011, CSOD Global Operations undertakes to be accountable for all the obligations that were previously binding Cornerstone pursuant to the terms of the employment contract mentioned above.
A compter du 9 février 2011, CSOD Global Operations s'engage à prendre à sa charge l’ensemble des obligations qui incombaient jusqu'alors à Cornerstone au titre du contrat évoqué ci-dessus.

In particular, Mr. Belliveau will benefit from the paid vacation days and the additional rest holidays he has accrued and he has not been able to take during his employment with Cornerstone. As of February 9, 2011, Mr. Belliveau has accrued 10.25 vacation days and no additional days off.

En particulier, CSOD Global Operations fera bénéficier Monsieur Belliveau des droits à congés payés et jours de repos supplémentaires qu'il a acquis et n'a pas encore utilisés lorsqu'il était au service de Cornerstone. Au 9 février 2011, Monsieur Belliveau bénéficie de 10,25 jours de congés et aucun jour de repos supplémentaires.

ARTICLE 4 : LENGTH OF SERVICE	ARTICLE 4 : ANCIENNETE

To calculate his rights, it is expressly convened between the parties that CSOD Global Operations will take into account the length of service acquired by Mr. Belliveau within Cornerstone since his hiring on June 1st, 2007.

Pour l'appréciation de l'ensemble de ses droits, il est expressément convenu que CSOD Global Operations prend à son compte l’intégralité de l'ancienneté acquise par Monsieur Belliveau au sein de Cornerstone depuis son embauche le 1er juin 2007.

As a result, on February 9, 2011, Mr. Belliveau has 3 years, 8 months of length of service.	Ainsi, à la date du 9 février 2011, Monsieur Belliveau est réputé avoir 3 ans et 8 mois d’ancienneté.

ARTICLE 5 – FUNCTIONS, MOBILITY AND ATTRIBUTIONS	ARTICLE 5 – FONCTIONS, MOBILITE ET ATTRIBUTIONS

5-1.     Under the supervision and in accordance with the instructions given by his superior, Mr. Adam Miller, CEO, and within the scope of the policy and objectives set by the latter, Mr. Belliveau shall:

5-1. Sous le contrôle et dans respect des instructions qui lui seront données par Adam Miller, en qualité de Président, et dans le cadre des orientations et objectifs définis par ce dernier, Monsieur Belliveau aura pour responsabilité de :

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-	hire/supervise/terminate employees for any branch or subsidiary of CSOD Global Operations in the EMEA area;	-	procéder aux embauches et aux licenciements, superviser les salariés pour toutes les succursales ou filiales de CSOD Global Operations dans la zone EMEA ;

-	develop new business relationships with prospective costumers in the EMEA area;	-	développer de nouvelles relations d’affaires avec des clients potentiels dans la zone EMEA ;

-	expand new markets for CSOD Global Operations in the EMEA area;	-	développer de nouveaux marchés pour CSOD Global Operations dans la zone EMEA ;

-	and generally run the CSOD Global Operations business in the EMEA area;	-	Et plus généralement, gérer les activités de CSOD Global Operations dans la zone EMEA.

These functions have an evolving nature because of their technical nature and of CSOD Global Operations’ adaptation and development requirements. Consequently, Mr. Belliveau agrees that CSOD Global Operations can adapt these functions and undertakes to follow any training that CSOD Global Operations could require him to attend.

Ces fonctions ont un caractère par nature évolutif compte tenu de leur technicité et des impératifs d’adaptation et de développement de CSOD Global Operations. Par conséquent, Monsieur Belliveau accepte que CSOD Global Operations puisse adapter ces fonctions et s’engage, à cet égard, à suivre toute formation que CSOD Global Operations pourrait lui demander d’effectuer.

5-2. Mr. Belliveau shall perform his duties in Paris, France and various locations outside of France.		5-2. Monsieur Belliveau exercera ses fonctions à Paris en France et en divers endroits en dehors de la France.

His functions, which require a permanent contact with the clientele, imply that Mr. Belliveau must be willing and able to travel. Therefore, Mr. Belliveau agrees on having regular business trips in France, as well as abroad and thus be away from home for limited periods of time.

Ses fonctions, nécessitant un contact permanent avec la clientèle, rendent indispensable la mobilité de Monsieur Belliveau. Par conséquent, Monsieur Belliveau accepte d’effectuer des voyages réguliers dans toute la France, ainsi qu’à l’étranger et donc d’être éloigné de son domicile pour des périodes de courte durée.

ARTICLE 6- REMUNERATION AND EXPENSES		ARTICLE 6 – REMUNERATION ET FRAIS

6-1. In remuneration for his services, Mr. Belliveau shall continue to receive a fixed monthly gross salary of EUR 15,000, which equals to EUR 180,000 annually, excluding social contributions. This is a lump-sum remuneration which is independent from the time spent by Mr. Belliveau to perform his duties.

6-1. En rémunération de ses services, Monsieur Belliveau percevra une rémunération fixe mensuelle brute de 15.000 Euros, soit 180.000 Euros bruts par an. Cette rémunération est forfaitaire et est indépendante du temps passé par Monsieur Belliveau à remplir ses fonctions.

Such remuneration includes a holidays’ allowance calculated in accordance with the provisions of article 31 of the National Collective Bargaining Agreement (“Convention Collective”) applicable to “Bureaux d’études techniques - Cabinets d’ingénieurs-conseils - Sociétés de conseils (SYNTEC)”.

Cette rémunération englobe une prime de vacances calculée conformément aux dispositions de l’article 31 de la Convention Collective Bureaux d’études techniques, cabinets d’ingénieurs-conseils, sociétés de conseils (dite SYNTEC).

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6-2. In addition to the fixed remuneration mentioned in Article 6-1 above, Mr. Belliveau may, at CSOD Global Operations’ sole discretion, receive a bonus.	6-2. Outre la rémunération forfaitaire visée à l’article 6-1 ci-dessus, Monsieur Belliveau pourra bénéficier d’un bonus versé à la seule discrétion de CSOD Global Operations.

Furthermore, Mr. Belliveau will receive a commission on sales completed by him in accordance with then current General Manager Commission Plan.	En plus, Monsieur Belliveau percevra des commissions sur les ventes réalisées par ses soins en application de l’accord intitulé « General Manager Commission Plan » alors en vigueur.

6-3. On top of Mr. Belliveau’s remuneration, bonus, and commissions, Mr. Belliveau shall receive a car allowance of 350 Euros per month.	6-3. En plus de sa rémunération, bonus et commissions, Monsieur Belliveau percevra une allocation pour l’usage de sa voiture de 350 euros par mois.

6.4 In accordance with the above and his General Manager Commission Plan, Mr. Belliveau’s total on-target earnings, including fixed remuneration plus bonuses and commissions, would be, if targets are reached, approximately 270,000 Euros per year.

6.4 En application des principes exposés ci-dessus et du General Manager Commission Plan, la rémunération totale sur objectifs perçue par Monsieur Belliveau, incluant sa rémunération fixe, ses bonus et commissions, s’élèvera, si ses objectifs sont atteints, à environ 270.000 euros par an.

6-5. Any stock options offered to Mr. Belliveau under a separate agreement shall be subject to approval of Cornerstone’s Board of Directors.  For the sake of clarity, no stock options are being offered to Mr. Belliveau under this agreement.

6-5. Toute option d’action offerte à Monsieur Belliveau dans le cadre d’un contrat séparé sera sujet à l’approbation du Conseil d’Administration de Cornerstone. Dans un souci de clarté, aucune option d’action n’est offerte à Monsieur Belliveau au titre du présent contrat.

6-6.       Mr. Belliveau’s professional costs, incurred in connection with the performance of his duties, shall be reimbursed to him upon presentation of supporting documents and in accordance with CSOD Global Operations’ expense reimbursement policies and procedures.

6-6.      Les frais professionnels engagés par Monsieur Belliveau à l’occasion des ses fonctions lui seront remboursés suivant justificatifs et selon la politique et les procédures de remboursement en vigueur chez CSOD Global Operations.

In particular, internet connection, business calls made from his home phone and mobile calls shall be reimbursed to Mr. Belliveau on presentation of supporting documents.
En particulier, les coûts liés à l’utilisation d’Internet, les appels à caractère professionnel depuis la ligne téléphonique de son domicile ainsi que les communications téléphoniques passées par l’intermédiaire de son téléphone portable feront l’objet d’un remboursement sur présentation des justificatifs.

ARTICLE 7 - SOCIAL BENEFITS	ARTICLE 7 - AVANTAGES SOCIAUX

Mr. Belliveau shall benefit from the French social laws instituted in favour of the employees and especially concerning social security matters and supplementary pension.	Monsieur Belliveau bénéficiera des lois sociales instituées en faveur des salariés notamment en matière de sécurité sociale et en ce qui concerne le régime de retraite complémentaire.

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Mr. Belliveau will belong to the executive employees’ level and, from his entry within CSOD Global Operations, will come under :	Monsieur Belliveau relèvera de la catégorie cadre, et continuera d’être affilié dès son entrée au sein de CSOD Global Operations à :

Mr. Belliveau will still belong to the executive employees’ level and, will come under :	Monsieur Belliveau continuera à relever de la catégorie cadre, et sera toujours affilié à :

- (supplementary pension scheme) AGIRC ARRCO, 16-18, rue Jules César - 75592 Paris Cedex 12	- (retraite complémentaire) AGIRC ARRCO, 16-18, rue Jules César - 75592 Paris Cedex 12
- a healthcare benefits (« mutuelle ») provided by a company to be commonly appointed by the parties and Cornerstone undertakes to pay 50% of the related costs.	- une mutuelle fournie par un organisme désigné par les parties d’un commun accord et dont CSOD Global Operations s’engage à prendre en charge 50% du coût.

Cornerstone will also pay 0.5% of the employee contributions to the compulsory complementary pension normally due by Mr. Belliveau.	CSOD Global Operations prendra également à sa charge 0,5% des cotisations salariales aux régimes de retraite complémentaire obligatoires normalement dues par Monsieur Belliveau.

ARTICLE 8 – WORKING TIME	ARTICLE 8 - DUREE DU TRAVAIL

Mr. Belliveau acknowledges that, given his responsibilities which require a large independence in the organization of his schedule, given the fact he is empowered to make most of the decisions autonomously, and given his remuneration which is among the highest in the company, he belongs to the top executives category (“cadres dirigeants”), as defined by Article L. 3111-2 of the French Labor Code. He acknowledges he is therefore not subject to the regulations provided by Title II and III of the French Labor Code.

M. Belliveau reconnaît que, compte tenu des responsabilités qui lui sont confiées dont l’importance implique une grande indépendance dans l’organisation de son emploi du temps, du fait qu’il est habilité à prendre des décisions de façon largement autonome et compte tenu de son niveau de rémunération qui se situent dans les niveaux les plus élévés de la société, il appartient à la catégorie des cadres dirigeants, telle que définie à l’article L. 3111-2 du code du travail. Il reconnaît qu’il n'est donc pas soumis aux dispositions des titres II et III du code du travail.

ARTICLE 9 - PAID VACATIONS	ARTICLE 9 – CONGES PAYES

The reference period for accrual of paid holidays (holiday year) runs from 1st June to the 31st May of the following year.	La période de référence des congés payés court à compter du 1er juin jusqu’au 31 mai de l’année qui suit.

Mr. Belliveau will be entitled to 30 working days of paid holidays per year. Entitlement to holidays and holiday pay shall be subject to the rules of CSOD Global Operations and to the provisions of the National Collective Bargaining Agreement applicable.

Monsieur Belliveau aura droit à 30 jours ouvrables de congés payés par an. La prise et le paiement des congés se feront selon les règles applicables au sein de CSOD Global Operations conformément aux dispositions de la convention collective applicable.

Holidays may only be taken with prior written consent from Mr. Belliveau’s superior, in his capacity as CEO, in order to ensure his holidays are in line with the CSOD Global Operations’s requirements.
La prise de congés de Monsieur Belliveau devra se faire avec le consentement préalable et écrit de son responsable hiérarchique, en sa qualité de Président afin d’harmoniser ses dates de congé avec les impératifs de CSOD Global Operations.

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ARTICLE 10 - CONFIDENTIALITY & DISCRETION	ARTICLE 10 – CONFIDENTIALITE & DISCRETION

Due to the highly competitive nature of CSOD Global Operations’s activity, it is in its interest for all its activities to be protected by secrecy and strict confidentiality.
Compte tenu du caractère fortement concurrentiel de l’activité de l’entreprise, il est de l’intérêt de CSOD Global Operations que l’ensemble des ses activités soit couvert par une stricte discrétion et une absolue confidentialité.

Except with prior and written authorization, Mr. Belliveau may at no time (during his employment contract and after termination of his employment) for any reason whatsoever, use, communicate or disclose to any party, for his own interest or that of a third party, any secret or confidential information concerning CSOD Global Operations or any other entity that is linked to it.

Sauf autorisation préalable et écrite, Monsieur Belliveau ne devra à aucun moment (pendant la durée de son contrat de travail et après la rupture de celui-ci), pour quelque raison que ce soit, utiliser, communiquer ou révéler à quiconque, pour son propre intérêt ou celui d’un tiers, aucune information secrète ou confidentielle de quelque nature que ce soit concernant CSOD Global Operations ou toute autre entité qui lui est rattachée.

Therefore, any confidential information that Mr. Belliveau may have access to through his work is covered by a secrecy and confidentiality obligation. Confidential information will include technical, commercial or administrative information; information regarding the organization in general, its sales methods, suppliers, subcontractors, and customers.

Ainsi, tout ce dont Monsieur Belliveau a connaissance à l’occasion de son travail est couvert par une obligation de discrétion et de confidentialité absolue, qu’il s’agisse notamment d’informations technique, commerciales ou administratives, de l’organisation en général, des méthodes commerciales, des fournisseurs, sous-traitants, mais aussi de la clientèle de CSOD Global Operations.

Mr. Belliveau has the same obligation concerning any information or document, which he may come across at partners, suppliers or customers of CSOD Global Operations.
Monsieur Belliveau a la même obligation concernant tout renseignement ou document dont il pourrait avoir eu connaissance chez des partenaires, des fournisseurs ou des clients de CSOD Global Operations.

Mr. Belliveau therefore undertakes not to disclose, in writing or orally, any information on work or data covered by this secrecy and confidentiality obligation.	Monsieur Belliveau s’interdit donc toute communication, écrite ou orale, portant sur des travaux ou informations couverts par une telle obligation de discrétion et de confidentialité.

This secrecy and confidentiality obligation is applicable with regard to third parties and to other company employees.	Cette obligation de discrétion et de confidentialité joue tant à l’égard des tiers que des autres salariés de l’entreprise.

Failure to respect this obligation during the employment contract will constitute a serious fault which may result in a dismissal.	Tout manquement à cette obligation au cours du contrat de travail constituerait une faute grave pouvant justifier un licenciement.

ARTICLE 11 - EXCLUSIVITY – FIDELITY	ARTICLE 11 – EXCLUSIVITE – FIDELITE

During the term of this agreement, Mr. Belliveau agrees to devote to CSOD Global Operations the exclusivity of his services and all his professional time and activity.	Pendant la durée du présent contrat, Monsieur Belliveau s’engage à réserver à CSOD Global Operations l’exclusivité de ses services et à lui consacrer tout son temps et toute son activité.

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Mr. Belliveau agrees therefore not to directly or indirectly be involved and/or exercise any competing or similar professional activity with those performed pursuant to this agreement in any manner.
Monsieur Belliveau s’interdit, en conséquence, de s’intéresser directement ou indirectement et/ou d’exercer toute activité professionnelle concurrente ou liée à celle qu’il exerce dans le cadre du présent contrat sous quelque forme que ce soit.

ARTICLE 12 - NON-COMPETITION		ARTICLE 12 – NON-CONCURRENCE

12-1. It is preliminarily recalled that :		12-1. Il est préalablement rappelé que :

•	the activities of CSOD Global Operations and the group to which it belongs are highly specialized and competitive;	•	les activités de CSOD Global Operations sont hautement spécialisées et très concurrentielles ;

•	Mr. Belliveau’s position gives him access to the technical and commercial information of the company and to the group to which it belongs, as well as critical industry contacts;	•	les fonctions de Monsieur Belliveau lui permettent de connaître des informations techniques et commerciales concernant la marque ainsi que des relations de très haute importance dans l’industrie ;

•	the disclosure of such information to competing companies could seriously harm the activity of CSOD Global Operations and of the group to which it belongs and whose future will be endangered;	•
la divulgation de telles informations à des entreprises concurrentes est de nature à nuire très gravement à l’activité de la société CSOD Global Operations et dont la pérennité serait ainsi mise en péril.

For these reasons, Mr. Belliveau undertakes, in the event of the termination of his employment contract, whatever the reason, nature or cause, not to:		C’est pourquoi, Monsieur Belliveau s’interdit, en cas de rupture de son contrat de travail, quel qu’en soit le motif, la nature ou la cause :

•	be hired by any competitive company, in any manner, directly or indirectly;	•	d’entrer au service d’une société concurrente, sous quelque forme que ce soit, de manière directe ou indirecte,

•	take any direct or indirect interest, in any form, in the manufacture, commerce, service or other activity, which might compete directly or indirectly with the Activities of CSOD Global Operations.	•
de s’intéresser, directement ou indirectement, par personne interposée, à toute fabrication, tout commerce, toute prestation de service ou autre activité pouvant concurrencer directement ou indirectement les Activités de la société CSOD Global Operations.

For the application of this provision, “Activities” of CSOD Global Operations and/or competitive company means the marketing, sale, provision, licensing, hosting, and/or promoting any human capital or talent management system or equivalent.

Pour l’application de cette clause, il convient d’entendre par « Activités » de la société CSOD Global Operations et/ou sociétés concurrentes : le marketing, la vente, la mise à disposition, autorisant, accueillant, et/ou favorisant tout système de gestion du capital humain, de ressources humaines ou équivalent.

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This non-competition obligation is limited to EMEA region and to a 1-year term in effect as of the date of his termination within CSOD Global Operations.	Le présent engagement de non-concurrence est limité aux pays de la région EMEA, et à une durée de 1 an prenant effet à la date de cessation effective de ses fonctions chez CSOD Global Operations.

12-2 In compensation of this non-competition obligation accepted by Mr. Belliveau, CSOD Global Operations shall grant him a monthly indemnity of 50% of his average monthly fixed gross salary calculated over the twelve months prior to the termination, for the duration of the restriction period.

12-2 En contrepartie de l’engagement de non-concurrence ainsi souscrit par Monsieur Belliveau, CSOD Global Operations lui règlera une indemnité mensuelle d’un montant équivalent à 50 % de la moyenne de son salaire mensuel fixe brut des 12 derniers mois précédant la rupture du contrat de travail de Monsieur Belliveau, pendant la durée effective de la clause de non-concurrence.

12-3.     CSOD Global Operations is entitled to reduce the duration of this provision or to renounce it, by informing Mr. Belliveau in writing, by registered letter with receipt of acknowledgement, within fifteen days following the last day of work in the company.

12-3 CSOD Global Operations se réserve en outre la possibilité de réduire la durée d’application de la présente clause ou de renoncer à son bénéfice en informant Monsieur Belliveau, par écrit, par lettre recommandée avec accusé de réception, au plus tard 15 jours après son dernier jour de travail dans l’entreprise.

ARTICLE 13 – NON-SOLICITATION	ARTICLE 13 – NON-DEMARCHAGE

For a period of one (1) year starting from the end of the employment contract, Mr. Belliveau agrees:	Pendant une durée de un (1) an à compter de la cessation de son contrat de travail, Monsieur Belliveau s’engage à :

- Not to approach, directly or indirectly, any of the employees of CSOD Global Operations, with a view to offering them any form of collaboration (employment contract, independent work, enterprise, etc.);

- ne pas approcher, directement ou indirectement, l’un quelconque des salariés de la société CSOD Global Operations, en vue de lui proposer une collaboration sous quelque forme que ce soit (salarié, travailleur indépendant, entreprise, etc.) ;

- Not to solicit, directly or indirectly; with any offering related to services similar to Activities of CSOD Global Operations, to any of the customers, partners and/or suppliers with which CSOD Global Operations has had commercial relations as well as potential customers, partners and/or suppliers canvassed by CSOD Global Operations.

- ne pas solliciter, directement ou indirectement, pour offrir des services similaires aux Activités de CSOD GLOBAL OPERATIONS, l’un quelconque des clients, partenaires et/ou fournisseurs avec lesquels la société CSOD Global Operations aura entretenu des relations commerciales ainsi que l’un quelconque des clients, partenaires et/ou fournisseurs qui auront été prospectés par la société CSOD Global Operations.

ARTICLE 14 – USE AND RETURN OF EQUIPMENT AND DOCUMENTS BELONGING TO CSOD GLOBAL OPERATIONS	ARTICLE 14 – USAGE ET RESTITUTION DU MATERIEL ET DOCUMENTS APPARTENANT A CSOD GLOBAL OPERATIONS

CSOD Global Operations shall put at the disposal of Mr. Belliveau the computer equipment necessary for the performance of his functions.	La société CSOD Global Operations mettra à la disposition de Monsieur Belliveau le matériel informatique nécessaire pour l’exercice de ses fonctions.

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This equipment shall remain the ownership of CSOD Global Operations during this agreement and, therefore, Mr. Belliveau hereby agrees not to use it for non-professional purpose, unless prior and express authorization of CSOD Global Operations.

Ce matériel demeurera la propriété de la société CSOD Global Operations durant toute la durée du présent contrat, et par conséquent, Monsieur Belliveau s’interdit d’en faire un usage autre que professionnel, sauf autorisation expresse et préalable de CSOD Global Operations.

Mr. Belliveau hereby agrees not to violate the intellectual property of the software which are delivered with the equipment, or which shall be delivered for professional purpose, and, in particular, Mr. Belliveau hereby agrees not to make copies or install fraudulent copies of software in the equipment put at his disposal.

Monsieur Belliveau s’engage de même à respecter et à faire respecter la propriété intellectuelle des logiciels qui sont livrés avec le matériel ou le seront ultérieurement pour les besoins professionnels, et notamment Monsieur Belliveau s’interdit toute copie illicite de ces logiciels, de même qu’il s’engage à ne pas installer de copie illicite de logiciels sur le matériel mis à sa disposition.

Upon the termination of the employment contract of Mr. Belliveau, whatever the reason and/or the origin of such termination, Mr. Belliveau hereby agrees to return spontaneously to CSOD Global Operations all the equipment put at his disposal, as well as all other CSOD Global Operations documents, products, software and samples that he should have in his possession.

Au moment de la rupture du contrat de travail de Monsieur Belliveau, quels qu’en soient le motif et/ou l’auteur, Monsieur Belliveau s’engage à restituer spontanément à CSOD Global Operations l’intégralité du matériel qui lui a été confié, ainsi que tous autres documents, pièces, produits, échantillons qu’il pourrait avoir conservés.

ARTICLE 15 – PROFESSIONNAL OBLIGATIONS	ARTICLE 15 – OBLIGATIONS PROFESSIONNELLES

The status granted to Mr. Belliveau under Article L. 3111-2 of the French Labour Code does not release him from the professional obligations deriving from this employment contract.	Le statut que Monsieur Belliveau tire de l’article L. 3111-2 du code du travail ne l’exonère pas des obligations professionnelles inhérentes au présent contrat de travail.

Therefore, despite the autonomy granted to him in the organization of his working time, Mr. Belliveau must:	Ainsi, et malgré l’autonomie dont il bénéficie dans l’organisation de son emploi du temps, Monsieur Belliveau doit :

- Strictly adhere to CSOD Global Operations’ unique internal policies and procedures;	- respecter strictement les politiques et procédures internes spécifiques à CSOD Global Operations ;

- Apply and follow all guidelines and directives coming from his superiors established within the framework of the allocation of tasks set by the existing or subsequent organization, either by way of general instructions or departmental notices;

- appliquer et suivre l’ensemble des consignes et directives émanant de sa hiérarchie dans le cadre de la répartition des tâches définies par l’organisation en place ou ultérieure, que ce soit, par voie d’instructions générales ou notes de services ;

- Mr. Belliveau may not refuse to carry out assignments, instructions or directives given to him;	- Monsieur Belliveau ne pourra notamment refuser l’exécution des missions, instructions ou directives qui lui seront données. ;

English non binding translation
La version anglaise du présent contrat ne fait pas foi

- Regularly report on his activities to his superiors and in particular inform them of any difficulties that may jeopardize either the interests of CSOD Global Operations, or which may hinder the successful performance of the duties and assignments he is in charge of.

- rendre compte régulièrement de ses activités à sa hiérarchie et notamment l’informer de toutes difficultés qui seraient de nature à compromettre tant les intérêts de CSOD Global Operations que la bonne exécution de ses fonctions, attributions et missions.

ARTICLE 16 - INNOVATIONS AND SOFTWARE CREATION	ARTICLE 16 – INVENTIONS ET CREATION DE LOGICIELS

16-1. In accordance with the applicable Bargaining Agreement, the rules concerning employees’ inventions are fixed by the regulations in force, especially article L611-7 of the Intellectual Property Code (“Code de la Propriété Intellectuelle”).

16-1. Conformément à la Convention Collective applicable, les règles relatives aux inventions de salariés sont celles fixées par dispositions légales en vigueur, et notamment l’article L. 611-7 du Code de la Propriété Intellectuelle.

All the inventions realised by Mr. Belliveau within the performance of his employment contract including an inventive mission or within studies and researches that he has been confided belong to CSOD Global Operations.

L’ensemble des inventions réalisées par Monsieur Belliveau dans le cadre de son contrat de travail comportant une mission inventive ou dans le cadre d’études et de recherches qui lui sont explicitement confiées appartient à CSOD Global Operations.

Concerning the inventions realised by Mr. Belliveau beyond the scope of his functions, CSOD Global Operations reserves the possibility to claim the property of all or part of the rights linked to the patent when these inventions are realized within CSOD Global Operations activity field or thanks to the knowledge of documents or studies belonging to CSOD Global Operations or using installations or material belonging to CSOD Global Operations.

Pour les inventions réalisées par Monsieur Belliveau en dehors du cadre de sa mission, CSOD Global Operations se réserve la possibilité de revendiquer la propriété de tout ou partie des droits attachés au brevet lorsque les inventions auront été faites dans le domaine d’activité de CSOD Global Operations ou grâce à la connaissance de documents ou d’études appartenant à CSOD Global Operations ou l’utilisation d’installations ou de matériel appartenant à CSOD Global Operations.

On that subject, Mr. Belliveau agrees to inform CSOD Global Operations of all the inventions that he will develop, even realize beyond the scope of the execution of his employment agreement in the conditions provided by the law and the applicable decrees.

A ce sujet, Monsieur Belliveau s'engage à informer CSOD Global Operations de toutes les inventions qu'il mettra au point même faites en dehors de l'exécution de son contrat de travail dans les conditions prévues par la loi et les décrets applicables.

Mr. Belliveau empowers, if necessary, CSOD Global Operations to proceed to the formalities it would consider useful for the protection of CSOD Global Operations rights on the creations and inventions, in France and abroad, and agrees, both for the duration of the present employment agreement that and during the period mentioned below, to provide any documents and signatures that would be necessary to that effect.

Monsieur Belliveau donne par les présentes, en tant que de besoin, tous pouvoirs à CSOD Global Operations pour procéder aux formalités qu’elle estimerait utiles pour la protection des droits de CSOD Global Operations sur les créations et inventions, en France et à l’étranger, et s’engage tant pendant la durée du présent contrat que pour la période visée ci-dessous, à fournir tous documents et signatures qui seraient nécessaires à cet effet.

A fixed deposit allowance of a maximum of six months salary will be paid to Mr. Belliveau for his invention if the latter is followed by a patent deposit by CSOD Global Operations.	Une prime forfaitaire de dépôt plafonnée à six mois de salaire sera versée à Monsieur Belliveau du fait de son invention si celle-ci donne lieu à une prise de brevet par CSOD Global Operations.

English non binding translation
La version anglaise du présent contrat ne fait pas foi

An additional fixed allowance will be paid to Mr. Belliveau for his invention if the latter gives rise to a commercial use by CSOD Global Operations within a period of five years after the deposit of the patent.

Une prime forfaitaire supplémentaire sera versée à Monsieur Belliveau du fait de son invention si celle-ci donne lieu à une exploitation commerciale par CSOD Global Operations dans un délai de cinq ans consécutif à la prise du brevet.

This fixed allowance will be calculated in function of the criteria defined by the Bargaining Agreement applicable to “Bureaux d’études techniques - Cabinets d’ingénieurs-conseils - Sociétés de conseils (SYNTEC)” and especially considering the advantage CSOD Global Operations could obtain from the invention from a commercial standpoint and its maximum amount will not exceed six months of fixed gross salary.

Cette prime forfaitaire sera calculée en fonction des critères définis par la convention collective des Bureaux d’Etudes Techniques, Cabinets d’Ingénieurs Conseils, sociétés de Conseils, Editeurs de logiciels (dite SYNTEC) et notamment en tenant compte de l’avantage que CSOD Global Operations pourra retirer de l’invention sur le plan commercial et son montant maximum ne pourra excéder six mois de salaire fixe brut.

CSOD Global Operations will not be obliged to deposit, defend or keep in force, in France or abroad, any patent application or any patent. Consequently, any decision of CSOD Global Operations to renounce depositing, defending or keeping a patent application or a patent, or to use an invention, will not entitle Mr. Belliveau to make any complaint.

CSOD Global Operations ne pourra en aucune façon être tenue de déposer, défendre ou maintenir en vigueur, en France ou à l’étranger, une quelconque demande de brevet ou un quelconque brevet. En conséquence, toute décision de CSOD Global Operations de renoncer à déposer, défendre ou maintenir une demande de brevet ou un brevet, ou à exploiter une invention, ne pourra donner lieu à aucune réclamation de la part de Monsieur Belliveau.

16-2. In accordance with article L 133-9 of the Intellectual Property Code (“Code de la Propriété Intellectuelle”), any software and documentation that would be created by Mr. Belliveau or that he would contribute to create within the exercise of his functions or following instructions from CSOD Global Operations, as well as the rights which will follow on, will be granted to CSOD Global Operations which will be solely habilitated to exercise them.

16-2. Conformément à l’article L 113-9 du Code de la Propriété Intellectuelle, tout logiciel et documentation qui seraient créés par Monsieur Belliveau ou qu’il contribuerait à créer dans l’exercice de ses fonctions ou d’après les instructions de CSOD Global Operations, ainsi que les droits qui en découlent, seront dévolus à CSOD Global Operations qui est seule habilitée à les exercer.

ARTICLE 17 – MISCELLANEOUS	ARTICLE 17 – DISPOSITIONS DIVERSES

For both parties, this contract replaces and cancels any other previous agreement.	D’un commun accord entre les parties, le présent engagement remplace et annule tout autre engagement antérieur.

The parties agree to comply with the policies and procedures, including those provided by the Collective Bargaining agreement, in effect within CSOD Global Operations, which Mr. Belliveau declares to be aware of.
Les parties s’engagent à respecter les dispositions légales, réglementaires et conventionnelles en vigueur chez CSOD Global Operations, dont Monsieur Belliveau déclare avoir pris connaissance.

He also agrees on notifying CSOD Global Operations promptly upon modification of the information provided by him upon his hiring.	Il s’engage à faire connaître dans les plus brefs délais à la société CSOD Global Operations tout changement dans sa situation personnelle.

English non binding translation
La version anglaise du présent contrat ne fait pas foi

ARTICLE 18 – NO DISPARAGEMENT	ARTICLE 18 – NON-DENIGREMENT

During his employment contract with CSOD Global Operations and after the termination thereof, Mr. Belliveau undertakes to not disparage CSOD Global Operations, its products, services, employees or executives.

Pendant la durée de son contrat de travail avec CSOD Global Operations et après la rupture de celui-ci, Monsieur Belliveau s’engage à ne pas dénigrer la société CSOD Global Operations, ses produits, ses services, ses employés ni ses dirigeants.

ARTICLE 19 – APPLICABLE LAW	ARTICLE 19 – LOI APPLICABLE

This employment contract shall be construed and governed by French law. The French courts will be the only competent jurisdiction regarding the execution, interpretation and termination of this employment contract.

Le présent contrat est soumis aux dispositions du droit français. Les juridictions françaises sont les seules juridictions compétentes quant à l’exécution, l’interprétation et la rupture de ce contrat de travail.

Signed in ________________	Fait à ______________
In two originals	En deux exemplaires originaux
On February 9, 2011	Le 9 février 2011

Cornerstone OnDemand Global Operations, Inc.	Cornerstone OnDemand Global Operations, Inc.
Mr. Adam Miller, CEO	représentée par Monsieur Adam Miller, Président

Cornerstone OnDemand, Inc.	Cornerstone OnDemand, Inc.
Mr. Adam Miller, CEO	représentée par Monsieur Adam Miller, Président

Mr. Belliveau [1]	Monsieur Belliveau [2]

1 Signature followed by the handwritten mention “Read and approved”.
2 Signature précédée de la mention manuscrite « Lu et approuvé »